Exhibit 99.1

Valeant Corrects Misleading Reports

Source	Assertion	Facts
Veritas October 1, 2015 report	“Absent the price hike on certain acquired and organic products, VRX would have missed Q2-F15 Cash EPS expectations by an estimated 13%”

•       This statement is inaccurate. The impact of acquired products and price increases was included in the company’s 2015 guidance and subsequent guidance updates throughout the year include the $0.80 and $0.60 raises Valeant announced during our Q1 and Q2 earnings calls.

Veritas October 1, 2015 report	Glumetza impact on Q3 earnings

•       The calculation is inaccurate, the real impact is significantly less once actual gross to net rates, timing of price increases, declining product volumes, and royalties to 3rd parties are accounted for.

Citron September 27 2015 report	Chart of price increases on Page 3

•       All prices presented are WAC (gross) pricing and not the ASP (net) pricing Valeant actually achieves, which is significantly lower. The actual net effect is determined after taking into account any rebates/fees to: patients, managed care, government, wholesaler, group purchasing organizations, and customers.

•       For example: since January 2015 Valeant has raised the gross price of Jublia 20% but realized 2% net price increase.

•       For example: since January 2015 Valeant has raised the gross price of Solodyn 10% but realized a 0.7% net price increase.

•       The majority of products listed in the chart have generic alternatives available.

Citron October 2nd 2015 report	“If Valeant had not taken these price increases, it would have missed the Q1 2015 Street consensus EPS estimate by 9.22%

•       As stated in the first response above acquisitions at the time of guidance and price increases were included in our initial and subsequent guidance

•       As stated in the point above the actual price increases achieved are much less than the gross increases taken.

Citron October 2nd 2015 report	“…Citron thinks it is highly relevant that Salix wouldn’t take Valeant’s stock…”	• This is statement is inaccurate as Valeant did not make a stock offer to Salix
Citron October 2nd 2015 report	“The real lie is the way Valeant has redefined Organic Growth – in its treatment of the drugs they discontinue during a quarter”

•       Valeant discloses divestitures and discontinuations every quarter with our organic calculations in the press tables. Most recently for Q2 discontinuations was $10M on $2.7B of revenue, therefore the impact to organic growth would be not be significant at 0.37%.

AZ Blog	“let me say right away as categorically as I possibly can that the $99M [in Sanitas cash generated] claimed by Valeant is a lie”

•       This statement is inaccurate; the $99M generated is accurate. The publicly filed Sanitas numbers were for the specific legal (public) entity acquired, Sanitas AB. Upon acquisition we integrated Sanitas into Valeant which is described in footnote 1 of the Sanitas unaudited interim condensed consolidated and separate financial statements for the period ended 31 December 2012:

•       As at 30 December 2011 Jelfa S.A. [a subsidiary of Sanitas AB] transferred all its intangible assets, related to the medicines licenses, which constituted intellectual property business, as contribution in kind to [of] 36.56% of [to] the associate company Valeant IPM sp. z.o.o.

This is further supported in footnote 10, where there is a significant increase in related party transactions due to the integration of Sanitas assets into Valeant. The financials reported for the legal entity was a fraction of the overall Sanitas business.

•       For deal tracking we consolidate sales and costs across all Valeant affiliates for the acquired company and eliminate intercompany transactions.

•       While the Sanitas acquisition was completed and integrated into the Valeant portfolio, Valeant continued to file Sanitas financial statements to comply with local law requirements. Specifically:

•       Lithuania securities laws required Sanitas AB to continue reporting standalone financial statements until the supervisory authority (the Bank of Lithuania) adopted a decision not to consider Sanitas AB as an issuer after completion of the squeeze-out procedure of minority shareholders who did not tender their shares in the tender offer.

AZ Blog	“Somehow we’re supposed to believe that those 11 acquisitions generated more cash than the whole company generated in cash flow from operations”	• The number provided in deal tracking is EBITA, which does not include taxes, interest or other adjustments included in cash flow from operations.
AZ Blog	IRR Examples	• These calculations are misleading when comparing to a company acquisition as they only look at a 10 year period and do not include terminal value of the asset at the end of the forecast period.
AZ Blog	Solodyn sales history

•       Sales of Solodyn by quarter have been ($ million):

•    Q1 2013: 46

•    Q2 2013: 53

•    Q3 2013: 45

•    Q4 2013: 55

•    Q1 2014: 51

•    Q2 2014: 43

•    Q3 2014: 54

•    Q4 2014: 61

•    Q1 2015: 57

•    Q2 2015: 65

•       As mentioned previously at the time of acquisition wholesaler inventories of Solodyn were above normal levels and therefore the work-down of this inventory impacted 2013 results compared to historical sales.

•       In the acquisition model we assumed decline of the business due to sales trends, managed care environment, and expected competition.

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